As filed with the Securities and Exchange Commission on February 25, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1607394
(State of Incorporation)	(I.R.S. Employer Identification No.)

3250 Interstate Drive, Richfield, Ohio	44286-9000
(Address of Principal Executive Offices)	(Zip Code)

NATIONAL INTERSTATE CORPORATION LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Michael A. Schroeder
3250 Interstate Drive
Richfield, Ohio 44286-9000
(330) 659-8900

(Name, address, zip code, telephone number,
and area code of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each		Maximum	Maximum
Class of Securities	Amount	Offering	Aggregate	Amount Of
To Be	To Be	Price Per	Offering	Registration
Registered	Registered	Share(1)	Price	Fee

Common Shares, $.01 par value	1,338,800 shares	$16.73	$22,398,124	$2,636.26

(1)	Based, pursuant to Rule 457(h)(1) and Rule 457(c), on the average of the high and low prices of the Common Shares of National Interstate Corporation reported on the NASDAQ on February 22, 2005, a date within 5 days of the date on which this Registration Statement is filed.

EXPLANATORY NOTE

     This Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the Long Term Incentive Plan (the “LTIP”) of National Interstate Corporation (the “Registrant”). The LTIP covers a total of 1,338,800 shares of the Registrant’s common shares, $.01 par value per share (the “Common Shares”), which may be issued pursuant to the LTIP, subject to vesting and certain other conditions. On October 18, 2004, the Board of Directors adopted, and the shareholders approved, the LTIP. The LTIP is an amendment and complete restatement of the 1998 National Interstate Corporation Stock Option Plan (the “1998 Plan”). The 1998 Plan was adopted in 1998 and permitted the grant of nonqualified stock options to officers. This Registration Statement on Form S-8 is being filed under the Securities Act of 1933 (the “Securities Act”) to register the 1,338,800 Common Shares reserved for issuance pursuant to the LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of the general instructions to the Registration Statement on Form S-8 have been sent or given to employees, officers and directors of the Registrant and its subsidiaries who participate in the LTIP as required by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

•	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form S-1 filed on September 24, 2004, including any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment, which indicates that all of the securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the Common Shares being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine LLP.

Item 6. Indemnification of Directors and Officers.

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     The Registrant has adopted in its Code of Regulations provisions that the Registrant will indemnify any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Registrant or in its right) by reason of the fact that he or she is or was a Director or officer, or is or was serving at the Registrant’s request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     In addition, the Registrant’s Code of Regulations provides that that the Registrant will indemnify any person made or threatened to be made a party to any threatened, pending or completed action or suit by the Registrant or in its right to procure a judgment in its favor by reason of the fact that he or she is or was a Director or officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests except that no indemnification shall be made if it is proved by clear and convincing evidence that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the Registrant’s best interests; and no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     American Financial Group, Inc., the indirect beneficial owner of a majority of the Registrant’s outstanding common shares, maintains, at American Financial Group, Inc.’s expense, Directors and Officers Liability Insurance. The Directors and Officers liability portion of such policy covers all Directors and officers of American Financial Group, Inc. and of the companies, including the Registrant, that are, directly or indirectly, more than 50% owned by American Financial Group, Inc. The policy provides for payment on behalf of the Directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by Directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law. The insurance does not cover any claims arising out of acts alleged to have been committed prior to September 1, 2002. The insurer limit of liability under the policy is $25 million in the aggregate for all losses each year subject to certain individual and aggregate deductibles. The policy contains various exclusions and reporting requirements.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

     A list of exhibits filed with this Registration Statement is contained in the Exhibit Index that immediately precedes those exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the Registrant’s periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richfield, State of Ohio on February 25, 2005.

NATIONAL INTERSTATE CORPORATION

By: /s/ ALAN R. SPACHMAN*
Name: Alan R. Spachman
Title: Chairman of the Board and President

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan R. Spachman* Alan R. Spachman	Chairman of the Board and President (Principal Executive Officer)	02/25/05

/s/ Gary N. Monda Gary N. Monda	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	02/25/05

/s/ Theodore H. Elliott, Jr.* Theodore H. Elliott, Jr.	Director	02/25/05

/s/ Gary J. Gruber* Gary J. Gruber	Director	02/25/05

/s/ Keith A. Jensen* Keith A. Jensen	Director	02/25/05

/s/ James C. Kennedy* James C. Kennedy	Director	02/25/05

/s/ Donald D. Larson* Donald D. Larson	Director	02/25/05

/s/ Joel Schiavone* Joel Schiavone	Director	02/25/05

/s/ K. Brent Somers* K. Brent Somers	Director	02/25/05

* By Michael A. Schroeder, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of National Interstate Corporation (1)
4.2	Amended and Restated Code of Regulations of National Interstate Corporation (1)
4.3	Indenture dated as of May 22, 2003 with National Interstate Corporation as Issuer and Wilmington Trust Company as Trustee (1)
4.4	Registration Rights Agreement effective February 2, 2005 among National Interstate Corporation, Alan Spachman and Great American Insurance Company (1)
5.1	Legal Opinion of Thompson Hine LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Thompson Hine LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney

(1)	Incorporated by reference from the Company’s Form S-1 Registration Statement filed September 24, 2004.